Exhibit 99.1

Sabre announces Term Loan B refinancing

SOUTHLAKE, Texas - March 2, 2018 - Sabre Corporation (“Sabre” or the “Company”) (NASDAQ: SABR) today announced the refinancing of its Term Loan B credit facility, resulting in a reduction of its interest rate. Sabre incurred no additional indebtedness as a result of the refinancing.
The refinancing included the application of the proceeds of the approximately $1.88 billion replacement Term Loan B facility (“Replacement Term Loan B Facility”) to pay down in full approximately $1.88 billion of the existing Term Loan B incurred prior to March 2, 2018 under the Company’s existing senior secured term loan credit facility (the “Credit Facility”). The Replacement Term Loan B Facility matures on February 22, 2024.
Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with its designated affiliates), Goldman Sachs Bank USA, JP Morgan Chase Bank, N.A., Mizuho Bank, Ltd., Morgan Stanley MUFG Loan Partners, LLC, acting through The Bank of Tokyo-Mitsubishi UFJ, Ltd., a member of MUFG, a global financial group and Morgan Stanley Senior Funding, Inc., PNC Bank, National Association and Wells Fargo Securities, LLC acted as joint lead arrangers and joint bookrunners for the transactions. Bank of America, N.A. is the administrative agent and collateral agent for the Credit Facility under which the Replacement Term Loan B Facility was borrowed.
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About Sabre
Sabre Corporation is the leading technology provider to the global travel industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than US$120 billion of global travel spend annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world.

Cautionary Note Regarding Forward-Looking Statements
Any statements in this release regarding Sabre that are not historical or current facts are forward-looking statements. Such forward-looking statements convey Sabre's current expectations or forecasts of future events. Forward-looking statements regarding Sabre involve known and unknown risks, uncertainties and other factors that may cause Sabre's actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in Sabre's annual report on Form 10-K for the year ended December 31, 2017, including those described under the headings "Risk Factors" and "Forward-Looking Statements." Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date of this press release.

Media contact:	Investor contact:
sabrenews@sabre.com	sabre.investorrelations@sabre.com